EXHIBIT 10.4

CONFIDENTIAL SEPARATION AGREEMENT

1.           This Agreement is between Scott Johnson (“Johnson”) and CarePayment Technologies, Inc. (the “Company”) and is effective as of September 30, 2011.  The
Company accepts Johnson’s resignation and formal employment with the Company will terminate effective September 30, 2011 (the “Separation Date”).

2.           The Company agrees to provide Johnson with the following benefits:

(a)           Johnson will be paid his normal base salary at his current rate through September 30, 2011, less standard tax withholdings and deductions. Johnson will continue to be paid at his normal base salary of $13,750.00 per month effective October 1, 2011 through March 31, 2012. Payments of these amounts will be payable through normal payroll and will include deduction of appropriate withholding and employment taxes as required by law.

(b)           Johnson will continue to participate in the Company’s group health insurance plan through September 30, 2011 or, if earlier, the date that Johnson is covered under another employer-sponsored plan. Thereafter, Johnson may elect to continue to participate in the Company’s group health insurance plan in accordance with federal COBRA law.

(c)           Johnson will to be eligible to be paid implementation fee commissions on the following eligible hospital accounts, Ardent, UHS, Jupiter, and TriCity, provided the contracts are executed by 12/31/2011.  He will be eligible to receive a one-time 25% set up fee for implementation paid by the eligible hospitals. Implementation fee commission payments will be paid in the month following the hospital’s payment for and acceptance of implementation work.  Johnson is not eligible for any other commissions.

(d)           Johnson’s existing stock incentive plan will not be revised in any manner or shall be affected by this Agreement. Said Stock Incentive Plan is attached as an Exhibit.

(e)           Johnson understands and acknowledges that this Section 2 sets forth all benefits to be provided by the Company.

3.           Johnson represents that he has surrendered or will surrender all Company property in his possession including but not limited to, building access cards and corporate credit cards. Johnson will not be required to return his company-supplied laptop computer. He will have full access to the Company email platform until October 31, 2011 at which time his access will be terminated. Johnson represents that there are no outstanding or un-submitted requests for reimbursement of expenses to which he is entitled and that he has not incurred any obligations on behalf of the Company or an affiliate that are not now reflected on the books and records of the Company or its affiliates.

4.           Johnson agrees to comply with our standard behavioral expectations to enforce this agreement through September 30, 2011.  If Johnson identifies potential new leads, he will transfer that contact information to CarePayment for follow up. Subsequent to his separation date, from time to time the Company may elect to utilize Johnson as a Sales Agent; at which time a mutually agreed written agreement will be put in place.

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5.           Johnson agrees that he will not at any time disclose to any person, company or other entity any knowledge or confidential or proprietary information concerning the operation and management of the Company’s business and affairs.  Such information includes, without limitation, (a) financial information or information concerning the Company’s financial condition, (b) information concerning the Company’s existing or prospective customers, and (c) information concerning the Company’s suppliers and relationships with suppliers.  Johnson will not make any malicious, disparaging or false remarks to third parties about the Company and its affiliates or their respective businesses, officers, directors or employees.  For a period of one (1) year following the Separation Date, Johnson will not, directly or indirectly, solicit, request or encourage any employee of the Company or its affiliates to curtail, reduce or cancel their employment with the Company or its affiliates,, nor assist any other person to solicit or hire any such employee.

6.           Release of All Claims.  Johnson hereby releases and forever discharges Company and all Related Parties, and their respective insurers, successors and assigns, from any and all rights of action, claims, demands, wage claims, contract claims, statutory claims, debts, attorney fees, costs, and other expenses, known and unknown, which Johnson ever had, now has, or hereafter may have, arising out of Johnson's employment relationship with Company or the termination of that relationship.  Johnson agrees that he is not entitled to any further payment under any bonus practice or plan maintained by Employer or any future payment under any 401k or retirement plan maintained by Employer.  Johnson’s currently vested benefits under the Company's 401k plan are not affected by this Agreement.  Included in the foregoing, but not in limitation thereof, Johnson specifically releases Company from any and all claims arising under federal, state or local laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, handicap, or veteran status, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, ORS Chapter 659A, or claims arising out of any legal restrictions on an employer's right to terminate an employee.

7.           Release of ADEA Claims.  This Agreement includes a release of all claims under the Age Discrimination in Employment Act ("ADEA") and, therefore, pursuant to the requirements of the ADEA, Johnson acknowledges that he has been advised: (a) that this Agreement includes, but is not limited to, all rights or claims arising under the Age Discrimination in Employment Act ("ADEA") up to and including the date of execution of this Agreement; (b) that he has the right to consult with an attorney or advisor of Johnson's choosing concerning his rights and obligations under this Agreement; (c) that he has the right to fully consider this Agreement before executing it and has been afforded ample time and opportunity, in excess of twenty-one (21) days, to do so; and (d) that this release of claims under the ADEA shall become effective and enforceable the eighth day after Johnson signs and delivers this Agreement to Company, provided he does not revoke his acceptance of this Agreement, by delivering written notification to Lisa Rivet, Human Resources Director at Aequitas Capital Management, Inc., 5300 Meadows Road, Suite 400, Lake Oswego, Oregon 97035 within seven (7) days of delivery of a signing and delivering this Agreement to the Company.

8.           Mutual Non-Disparagement.  Each Party to this Agreement agrees not to make any public or private statements of any kind, either orally or in writing, to any person or entity which statements are derogatory or disparaging of the personal, professional or business character or reputation of the other Party (or, in the case of Company, any Related Parties), and in the case of Company or any Related Party, their products or services.

9.           Non-Competition and Non-Solicitation.  Johnson agrees that for a period of twelve (12) months following termination of employment, Johnson will not, directly or indirectly, (i) contact, call upon, solicit or assist any person in contacting, calling upon or soliciting Company’s clients for the purpose of selling services or products offered by Company, or (ii) request or encourage any clients, business partners, lenders, financing sources, service providers or employees of Company to curtail, reduce or cancel their business or employment with Company.  “Company’s clients” shall include Aequitas Patient Funding or Financing Programs and Aequitas Patient Management and Patient Attraction Programs as existing on September 30, 2011.

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10.           Johnson agrees that he will not directly or indirectly disclose any of the terms of this Agreement or any communication or information which relates to this Agreement, directly or indirectly, to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law.

11.           The prevailing party will be entitled to recover from the losing party its reasonable attorney fees and costs incurred in any lawsuit, arbitration or other legal proceeding, including an appellate or bankruptcy proceeding, brought to enforce any right arising out of this Agreement.

12.           This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral.  This Agreement may not be altered or amended except by a written document signed by each of the parties hereto.

13.           This Agreement shall be construed in accordance with and governed by the statutes and common law of the State of Oregon.  Any disputes now or hereafter arising in connection with the execution or operation of this Agreement, regardless of whether such disputes arise in contract, tort or otherwise, shall be governed and determined by the applicable laws of the State of Oregon and the parties consent to personal jurisdiction in Clackamas County, Oregon regardless of any future change of place of residence.

14.           Johnson acknowledges that he has read the terms of this Agreement and fully understands and voluntarily accepts these terms for the purposes of making a full, final, and complete settlement and eliminating all claims which have been or could have been asserted by Johnson against the Company.  Johnson has had the opportunity to consult with counsel of his choosing prior to executing this Agreement.  Other than as described in this Agreement, the Company has made no other commitments or representations.

15.           This Agreement may be signed in counterparts.

By:
Scott Johnson		James Quist, CEO,
CarePayment Technologies, Inc.

Date: _______________, 2011		Date: __________________, 2011

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